Exhibit 4.2

2026 MANAGEMENT SHARE OPTION PLAN

Brookfield Asset Management Ltd.

May 7, 2026

Table of Contents

Section 1. General Provisions		1

1.1	Purpose	1
1.2	Administration	1
1.3	Interpretation	1
1.4	Shares Reserved	4
1.5	Non-Exclusivity	5
1.6	Amendment and Termination	6
1.7	Compliance with Legislation	7
1.8	Right of Service	7

Section 2. Options		8

2.1	Grants	8
2.2	Option Exercise Price	8
2.3	Exercise of Options	8
2.4	Change in Employment Status	10

Section 3. Effective Date		12

3.1	Approval	12

Appendix A		13

- i -

2026 Management Share Option Plan

Section 1. General Provisions

1.1	Purpose

The purpose of the 2026 Management Share Option Plan (the “Plan”) of Brookfield Asset Management Ltd. and its successors or assigns (herein called the “Manager”) is to advance the interests of the Manager by (i) providing Eligible Persons (defined below) with additional incentive; (ii) encouraging stock ownership by Eligible Persons; (iii) increasing the proprietary interest of Eligible Persons in the success of the Manager; (iv) encouraging Eligible Persons to remain with the Brookfield Group; and (v) attracting new employees and officers.

1.2	Administration

(a)	The Plan shall be administered by the Board of Directors of the Manager (the “Board”).

(b)	Subject to the limitations of the Plan, the Board shall have the authority (i) to grant options (“Options”) to acquire Class A Limited Voting Shares of the Manager (“Class A Shares”) to Eligible Persons; (ii) to determine the terms, limitations, restrictions and conditions upon such grants, including vesting, exercise and hold periods; (iii) to determine whether an Eligible Person will receive a benefit under, or in respect of, an Option even if the Option has Vested and been exercised; (iv) to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and (v) to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable. The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Manager and all other persons.

1.3	Interpretation

For the purposes of this Plan, the following terms have the following meanings:

(a)	“Affiliate” of a person means any entity which is an “affiliate” of the person for the purposes of National Instrument 45-106 — Prospectus Exemptions, as amended from time to time, or any related body corporate, and with respect to the Manager, includes its subsidiaries and any entity with outstanding securities that are exchangeable into Class A Shares.

(b)	“Australian Participant” means each Participant who is resident in Australia at the time of grant of an Option, provided that the Board may deem any Participant to be an Australian Participant or may provide that a Participant who is resident in Australia at the time of grant of an Option is not an Australian Participant.

(c)	“Blackout Period” means the period imposed by the Manager, during which specified individuals, including Insiders of the Manager, may not trade in the Manager’s securities (including, for greater certainty, where specific individuals are restricted from trading because they have material non-public information), but does not include any period when a regulator has halted trading in the Manager’s securities.

1

(d)	“Board” has the meaning set out in Section 1.2(a).

(e)	“Brazilian Participant” means each Participant who is subject to taxation in Brazil in respect of Options.

“Brookfield” means Brookfield Corporation and its successors and assigns.

(f)	“Brookfield Group” means the Manager, Brookfield and their respective Affiliates.

(g)	“Cause” means

(i)	A Participant’s willful failure or refusal to perform his or her employment duties after being given notice and a reasonable opportunity to remedy such failure or refusal;

(ii)	A Participant’s gross misconduct in connection with the Participant’s employment;

(iii)	A Participant’s act of dishonesty or breach of trust in connection with the Participant’s employment;

(iv)	A Participant’s conviction of, or a plea of guilty or no contest to, any indictable criminal offence or any other criminal offence involving fraud, dishonesty or misappropriation;

(v)	A Participant’s conduct which is likely to injure the reputation or business of the Brookfield Group, including, without limitation, any breach of the Code of Conduct of any member of the Brookfield Group or the willful violation by the Participant of any of the Brookfield Group’s policies;

(vi)	A Participant’s breach of confidentiality, non-solicitation or non-competition obligations; or

(vii)	Any other conduct of a Participant which would be treated as cause under the laws of the jurisdiction in which the termination occurs.

(h)	“Class A Shares” means the Class A Limited Voting Shares of the Manager.

(i)	“Code” means the U.S. Internal Revenue Code.

(j)	“Consultant” has the meaning given to such term in National Instrument 45-106 — Prospectus Exemptions, as amended from time to time.

(k)	“Eligible Persons” means (i) officers, employees or Consultants of the Manager; (ii) officers, employees or Consultants of any Affiliate of the Manager; or (iii) any other persons (other than a non-employee director of the Manager) so designated by the Board, subject to applicable laws and regulations.

2

(l)	“Exercise Price” has the meaning set out in Section 2.2(a).

(m)	“Expiry Period” has the meaning set out in Section 2.3(b).

(n)	“Fair Market Value” means, for any Option or Class A Share, the closing price of a Class A Share on the NYSE immediately preceding the notice of exercise. For clarity, if the notice of exercise is received on a trading day before the NYSE closes, the prior trading day’s closing price will apply; if the notice of exercise is received after the NYSE closes on a trading day, that day’s closing price will apply.

(o)	“Hold Period” has the meaning set out in Section 2.1(a).

(p)	“Insider” has the meaning given to such term in the Toronto Stock Exchange Company Manual in respect of the rules governing Security-Based Compensation Arrangements, as amended from time to time.

(q)	“Manager” has the meaning set out in Section 1.1.

(r)	“NYSE” means the New York Stock Exchange or successor thereto.

(s)	“Option” means an option to acquire Class A Shares.

(t)	“Option Agreement” has the meaning set out in Section 2.1(c).

(u)	“Participants” means Eligible Persons to whom Options have been granted and remain outstanding.

(v)	“Retirement” means the resignation of a Participant who is determined by the Board, in its discretion, to be retiring.

(w)	“Security-Based Compensation Arrangement” has the meaning given to such term in the Toronto Stock Exchange Company Manual, as amended from time to time.

(x)	“Specified Maximum” has the meaning set out in Section 1.4(b).

(y)	“Termination Date” means:

(i)	in the event a Participant’s employment is terminated by the Brookfield Group for any reason other than as set out in (ii), (iii) (iv) or (v) below, the date and time notice of termination is delivered to the Participant;

(ii)	in the event of a continuous leave of absence (including for disability), the earlier of (a) the date and time notice of termination is delivered to the Participant, and (b) two years from the start of the Participant’s leave of absence;

(iii)	in the event of a Participant’s resignation or Retirement, the effective date of the resignation or Retirement, as applicable;

3

(iv)	in the event of a Participant’s death, the date of the Participant’s death; and

(v)	in the case of Consultants, the date notice of termination of the consulting relationship is effective,

in each case, (A) without regard to whether the Participant’s employment with the Brookfield Group is terminated with or without Cause, or through actions or events constituting constructive dismissal, with or without notice or compensation in lieu of notice, and (B) does not include any period during, or in respect of, which a Participant is receiving or is entitled to receive payments in lieu of notice (whether by way of lump sum or salary continuance), benefits continuance, severance pay, or any other termination related payments or benefits. Any such severance period or notice period shall not be considered a period of employment for the purposes of a Participant’s rights under the Plan.

(z)	“TSX” means the Toronto Stock Exchange or any successor thereto.

(aa)	“Underlying Share” means a Class A Share issuable upon the exercise of an Option.

(bb)	“US Participant” means each Participant who is a United States citizen or resident.

(cc)	“Vested” means the Vesting Period has expired and the Option is exercisable.

(dd)	“Vesting Period” means any period imposed by the Board before a granted Option becomes Vested and exercisable.

(ee)	“Withholdings” means all taxes and any other source deductions or amounts which the Manager is required by applicable law to withhold from any amounts to be paid or credited under this Plan.

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.4	Shares Reserved

(a)	All shares of the Manager issued under the Plan shall be Class A Shares in the capital stock of the Manager. Options may be granted in respect of authorized and unissued Class A Shares.

(b)	The maximum number of Class A Shares (“Specified Maximum”) that may be reserved for issuance for all purposes under the Plan shall be 20,000,000 Class A Shares. Where upon exercise of an Option, the number of Class A Shares issued to, or for the benefit of, the Participant as determined in accordance with Section 2.3(d) of the Plan will be deducted from the Specified Maximum. The Specified Maximum is subject to adjustment in accordance with the provisions of the Plan.

4

(c)	The maximum number of Class A Shares that may be reserved for issuance to any one person under the Plan shall not exceed 5% of the outstanding Class A Shares (on a non-diluted basis), less the aggregate number of Class A Shares reserved for issuance to such person under any other Security-Based Compensation Arrangement of the Manager.

(d)	The maximum number of Class A Shares that are issuable to Insiders of the Manager at any time pursuant to the exercise of Options granted under the Plan and issuable under all other Security-Based Compensation Arrangements of the Manager shall not exceed 10% of the Manager’s issued and outstanding Class A Shares.

(e)	The maximum number of Class A Shares that are issued to Insiders of the Manager within a one-year period pursuant to the exercise of Options granted under the Plan and issued under all other Security-Based Compensation Arrangements of the Manager shall not exceed 10% of the Manager’s issued and outstanding Class A Shares.

(f)	Any Class A Share which is subject to an Option which has been granted under the Plan and for any reason is cancelled or terminated without having been exercised shall again be available for grant under the Plan. For clarity, Class A Shares underlying Options disposed of pursuant to Section 2.3(d)(ii) or 2.3(d)(iii) will be deducted from the Specified Maximum and will not again be available for grant under the Plan. No fractional shares shall be issued, and the Board may determine the manner in which fractional share value shall be treated.

(g)	In the event of any change in the outstanding Class A Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or other corporate change, the Board shall make, subject to applicable law and the prior approval of the relevant stock exchanges, appropriate substitution or adjustment in (i) the number or kind of shares or other securities reserved for issuance pursuant to the Plan; (ii) the number and kind of shares subject to unexercised Options theretofore granted; and (iii) the Exercise Price of such Options; provided, however, that no substitution or adjustment shall obligate the Manager to issue or sell fractional shares.

(h)	In the event of the reorganization of the Manager or the amalgamation, merger or consolidation of the Manager with another corporation, or the payment of a special or extraordinary dividend, the Board shall, subject to applicable law, make such provision for the protection of the rights of Participants as the Board in its discretion deems appropriate.

1.5	Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approval.

5

1.6	Amendment and Termination

(a)	The Board may amend, suspend or terminate this Plan, any portion thereof or any Option, at any time, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the TSX or the NYSE) if any, that require the approval of shareholders or any governmental or regulatory body, regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary. However, except as expressly set forth herein, no action of the Board, or shareholders may adversely alter or impair the rights of a Participant without the consent of the affected Participant, under any Option previously granted to the Participant. Without limiting the generality of the foregoing, the Board may make the following types of amendments to the Plan or any Option without seeking shareholder approval:

(i)	amendments of a “housekeeping” or administrative nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or any Option or to correct or supplement any provision of the Plan or any Option that is inconsistent with any other provision of the Plan or any Option;

(ii)	amendments necessary to comply with the provisions of applicable law (including, without limitation, the rules, regulations and policies of the TSX and the NYSE);

(iii)	amendments necessary for awards to qualify for favorable treatment under applicable tax laws;

(iv)	any amendment to the vesting provisions of the Plan or any Option;

(v)	any amendment to the termination or early termination provisions of the Plan or any Option, whether or not such Option is held by an Insider, provided such amendment does not entail an extension beyond the Expiry Period;

(vi)	the addition or modification of a cashless exercise feature, payable in cash or Class A Shares, which provides for a full deduction of the number of underlying Class A Shares from the Plan reserve; and

(vii)	amendments necessary to suspend or terminate the Plan.

(b)	Shareholder approval will be required for the following types of amendments:

(i)	amendments to the number of Class A Shares issuable under the Plan, including an increase to a fixed maximum number of Class A Shares or a change from a fixed maximum number of Class A Shares to a fixed maximum percentage;

(ii)	any amendment to the Plan that increases the length of the period after a Blackout Period during which Options may be exercised;

(iii)	any amendment which would result in the Exercise Price for any Option granted under the Plan being lower than the fair market value of the Class A Shares at the time the Option is granted;

(iv)	any amendment which reduces the Exercise Price or purchase price of an Option or any cancellation and reissuance of an Option, in each case, other than pursuant to Section 1.4(g) and 1.4(h) of the Plan;

6

(v)	any amendment expanding the categories of Eligible Person which may permit the introduction or reintroduction of non-employee directors on a discretionary basis or any amendment to remove or exceed the Insider participation limit;

(vi)	any amendment extending the term of an Option beyond its Expiry Period, except as provided in Section 2.3(b);

(vii)	any amendment which would permit Options to be transferable or assignable other than for normal estate planning purposes;

(viii)	any amendment to the amendment provisions; and

(ix)	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the TSX).

1.7	Compliance with Legislation

The Board may postpone any exercise of any Option or the issue of any Underlying Shares pursuant to the Plan for such time as the Board in its discretion may deem necessary in order to permit the Manager to effect or maintain registration of the Plan or the Class A Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that such shares and the Plan are exempt from such registration. The Manager shall not be obligated by any provision of the Plan or grant thereunder to sell or issue Class A Shares in violation of the law of any government or regulatory body having jurisdiction therein. In addition, the Manager shall have no obligation to issue any Class A Shares pursuant to the Plan unless such Class A Shares shall have been duly listed, upon official notice of issuance, with a stock exchange on which such Class A Shares are listed for trading.

Compensation payable under the Plan to US Participants is intended not to be subject to U.S. federal income tax under Section 409A of the Code and the Plan shall be construed, interpreted and administered in compliance with such intent. The Board is hereby authorized to amend the Plan or any award under the Plan to achieve such intent.

With respect to any Australian Participants, or Participants to which Australian legislation applies, if this Plan provides for a payment or benefits that is greater than permitted under the Corporations Act 2001 (Cth), without the need to obtain any form of shareholder approval, then the payment or benefit will be reduced to the greatest amount permitted without the need for such shareholder approval and there will be no need for such shareholder approval and there will be no obligation on any entity in the Brookfield Group to seek shareholder approval.

1.8	Right of Service

Neither participation in the Plan nor any action under the Plan shall be construed to give any Participant a right to be retained in the services of the Brookfield Group. Nothing in the Plan may be construed to provide any Participant with any rights whatsoever to compensation or damages in lieu of notice or continued participation in, or entitlements under, the Plan as a consequence of a Participant’s Termination Date (regardless of the reason for the termination and the party causing the termination, including a termination without Cause). The Participant’s common law or civil rights to the Options, the Underlying Shares and other property hereunder during any reasonable notice period including any rights to compensation for the loss, or continued vesting, of the Options during any reasonable notice period may be limited or removed under the Plan.

7

Section 2. Options

2.1	Grants

(a)	Subject to the provisions of the Plan, the Board shall have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set forth in Sections 2.2, 2.3 and 2.4 hereof, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of the Underlying Shares, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of the Underlying Shares may be forfeited (the “Hold Period”).

(b)	An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.

(c)	Each grant of an Option shall be confirmed by an agreement (an “Option Agreement”) executed by the Manager and by the Participant.

(d)	The effective grant date of Option awards shall be (i) in the case of a grant of Options approved by the Board during a Blackout Period, no earlier than the sixth trading day following the end of such Blackout Period and (ii) in the case of all other grants of Options, no earlier than the sixth trading day following the date such grant is approved by the Board, provided in all cases, that if a subsequent Blackout Period is imposed prior to the grant date, the grant date shall be deferred until no earlier than the sixth trading day following the end of such subsequent Blackout Period.

2.2	Option Exercise Price

(a)	The Board shall establish the exercise price (the “Exercise Price”) of each Option at the time such Option is granted, which shall be awarded in US dollars and shall not be less than the volume-weighted average price of a Class A Share on the NYSE for the five trading days preceding the effective grant date, and in all cases shall not be less than such amount required by applicable regulatory authorities from time to time.

(b)	The Exercise Price shall be subject to adjustment in accordance with the provisions of Section 1.4(g) and 1.4(h) hereof.

2.3	Exercise of Options

(a)	The Board may determine when any Option shall become Vested and exercisable (the “Vesting Period”) and may determine that the Option shall be Vested in installments. Unless otherwise specified in the Option Agreement or other agreement with the Participant, Options become Vested as to 20% at the first anniversary date after the grant and as to 20% at the end of each subsequent anniversary date up to and including the fifth anniversary date of the grant.

8

(b)	The Board may determine the maximum period following the grant date during which a Vested Option may be exercised (the “Expiry Period”), subject to the provision that Options shall not be exercisable later than 10 years after the date of grant, provided that, if an Option would otherwise expire during a Blackout Period or within 10 days after the end of the Blackout Period, the term of such Option shall automatically be extended until 10 days after the end of the Blackout Period.

(c)	The Board may establish the minimum Hold Periods for Class A Shares acquired pursuant to the exercise of Options under the Plan for designated senior executives.

(d)	Subject to (a), (b) and (c) above, the discretion of the Board, the applicable provisions of Section 2.4 below and Appendix A (with respect to Brazilian Participants), a Vested Option may be exercised or disposed of at the election of a Participant by one of the following three methods:

(i)	the purchase of the Underlying Shares by delivery of a cheque to the Manager in the amount of the Exercise Price and applicable Withholdings, under the terms of the Option;

(ii)	the disposition of Options by the Participant in exchange for an amount equal to (A) the aggregate Fair Market Value of the Options, minus (B) the aggregate Exercise Price of the Options, minus (C) applicable Withholdings. The Manager shall satisfy the payment of such amount by issuing to the Participant such number of Class A Shares (rounded down to the nearest whole number) with an aggregate Fair Market Value equal to the amount, provided that the Participant may direct that such Class A Shares be sold in the capital markets by Brookfield Securities Corp., or such other securities dealer as designated by the Manager, and the proceeds received from such sale be delivered to the Participant. The transfer costs incurred to sell the Class A Shares will be deducted from the net proceeds payable to the Participant; or

(iii)	the delivery of a cheque payable to the Manager in the amount of the applicable Withholdings and the disposition of Options by the Participant in exchange for an amount equal to (A) the aggregate Fair Market Value of the Options, minus (B) the aggregate Exercise Price of the Options. The Manager shall satisfy the payment of such amount by issuing to the Participant such number of Class A Shares (rounded down to the nearest whole number) equal to the amount.

(e)	The Manager may withhold applicable Withholdings on the payment of an amount to a Participant pursuant to Appendix A or require a Participant, as a condition of exercise of an Option, to pay or reimburse the Manager for any applicable Withholdings in connection with the exercise of such Option.

(f)	A Participant entitled to receive Underlying Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or to have rights as, a shareholder of the Manager by such exercise of an Option, except to the extent such shares are issued therefor and then only from the date such shares are issued. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such shares are issued to a Participant pursuant to the exercise of Options.

9

(g)	If, as and when any Underlying Shares have been duly issued upon the exercise of an Option and in accordance with the terms of such Option and the Plan and any regulations made hereunder, such Underlying Shares shall be conclusively deemed allotted as fully-paid and non-assessable shares of the Manager.

(h)	Options granted pursuant to the Plan may be assigned by the Participant, at the Participant’s request and subject to the Participant obtaining written acknowledgement of the assignment from the Manager, to: (i) the Participant’s spouse, descendants or any other immediate family member (child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships); (ii) a trust, the beneficiaries of which are one or more of the Participant and the Participant’s spouse, descendants and/or immediate family members; (iii) a corporation or limited liability company controlled by the Participant or by one or more of the Participant and the Participant’s spouse, descendants and/or immediate family members, the shares or interests of which are held directly or indirectly by the Participant, the Participant’s spouse and/or immediate family members; or (iv) such other transferees for estate planning purposes as may be permitted by the Board in its sole discretion. Notwithstanding a permitted assignment under the Plan, an assigned Option shall be deemed, for the purposes of administering the Plan, to be held by the Participant to whom the Option was initially granted.

(i)	Unless otherwise determined by the Board, the Manager will not provide financial assistance in respect of the exercise of an Option.

2.4	Change in Employment Status

Except as otherwise determined by the Board in accordance with applicable laws and regulations, the following provisions apply to the exercise and cancellation of Options on or following a change in the employment status of a Participant. For greater certainty, no Option shall be exercisable after its stated Expiry Period, except as set out in Section 2.3(b).

(a)	In the event of termination of the employment of a Participant by a member of the Brookfield Group other than with Cause, each of the Vested Options held by the Participant shall cease to be exercisable 60 days after the Participant’s Termination Date. Each Option held by a Participant that is Vested but not exercised by such time shall be cancelled and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal. Each Option held by a Participant that is not Vested by the Termination Date shall be cancelled on the Termination Date and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal.

(b)	In the event of termination of the employment of a Participant by a member of the Brookfield Group for Cause, all Options whether Vested or not Vested by the Termination Date shall be cancelled on the Termination Date and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal.

10

(c)	In the event of resignation by a Participant, all Options whether Vested or not Vested by the Termination Date shall be cancelled on the Termination Date and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal.

(d)	In the event of Retirement by a Participant, each of the Vested Options held by the Participant shall continue to be exercisable until the end of its original Expiry Period. Each Option held by a Participant that is Vested but not exercised by such time shall be cancelled and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal. Each Option held by a Participant that is not Vested by the Termination Date shall be cancelled on the Termination Date and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal.

(e)	In the event of a Participant being on a continuous leave of absence other than as a result of disability, all Options whether Vested or not Vested by the Termination Date shall be cancelled on the Termination Date and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal.

(f)	In the event of a Participant being on an authorized continuous leave of absence as a result of disability, each of the Vested Options held by the Participant shall cease to be exercisable 60 days after the Participant’s Termination Date. Each Option held by a Participant that is Vested but not exercised by such time shall be cancelled and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal. Each Option held by a Participant that is not Vested by the Termination Date shall be cancelled on the Termination Date and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal.

(g)	In the event of the death of a Participant, the legal representatives of such Participant may exercise each of the Vested Options held by such Participant for six months after the Participant’s Termination Date to the extent such Options are by their terms Vested and exercisable by the Termination Date or become so within a period of six months following the Participant’s death. Each Option held by a Participant that is Vested but not exercised by the legal representatives of such Participant by such time shall be cancelled and no amount shall be payable to the legal representatives of such Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal.

11

(h)	In the case of a Consultant ceasing to be a Consultant, all Options whether Vested or not Vested by the Termination Date shall be cancelled on the Termination Date.

(i)	If an Option would otherwise cease to be exercisable during a Blackout Period pursuant to Section 2.4 (a), (c), (d), (e), (f) or (g), the term of such Option shall automatically be extended until 10 days after the end of the Blackout Period.

Section 3. Effective Date

3.1	Approval

The Plan was approved by the Board on February 3, 2026 and by Manager’s shareholders at Manager’s annual and special meeting of shareholders held on May 7, 2026.

12

Appendix A

Brazilian Participants

The provisions of this Appendix A apply to Options held by a Brazilian Participant. All capitalized terms used in this Appendix A have the meanings attributed to them in the Plan. This Appendix A shall have no other effect on any other terms and provisions of the Plan except as set forth below.

Section 2.3(d) of the Plan is deleted in its entirety and replaced with the following:

“Subject to Section 2.3(a), (b) and (c) above, the discretion of the Board and the applicable provisions of Section 2.4 below, a Vested Option may be exercised at the election of a Participant by one of the following two methods:

(i)	the purchase of the Underlying Shares by delivery of a cheque to the Manager in the amount of the Exercise Price and applicable Withholdings, under the terms of the Option; or

(ii)	the receipt of an amount per Option equal to the difference between the Exercise Price of the Option and the price at which Brookfield Securities Corp., or such other securities dealer as designated by the Manager, is able to sell the Underlying Shares in the capital markets, selected by such dealer in its discretion, or otherwise, on the trading day that notice is given of the Exercise of the Option. The transfer cost incurred to sell the Underlying Shares will be deducted from the net proceeds payable to the Participant.”

13